SUPPLEMENTAL CREDIT FACILITY AGREEMENT

         This Supplemental Credit Facility Agreement (the "Agreement") is effective as of the 1st day of July, 1997 by and between Legacy Brands, Inc., a California corporation (the "Company"), and DayStar, L.L.C. a _________ limited liability company ("DayStar"). DayStar and the Company are collectively referred to hereinafter as the "Parties".


                                    RECITALS


         WHEREAS, the Company is engaged in the production and marketing of super premium branded frozen desserts and other food items;

         WHEREAS, the Company is seeking funds to be used for working capital purposes;

         WHEREAS, the Company intends to raise up to $4,000,000 through an offering of its securities in one or more private placements pursuant to one or more exemptions from registration under applicable federal and state securities laws and regulations (the "PPO") commencing in June 1997;

         WHEREAS, the Company intends to repay the Loan from the proceeds of the PPO;

         WHEREAS, the Company and DayStar entered into a Credit Facility Agreement in June 1997 pursuant to which DayStar agreed to provide a credit facility of up to $440,000 to the Company in exchange for payment of certain fees and issuance of warrants; and

         WHEREAS, DayStar has agreed to provide the Company with an additional credit facility of up to $400,000 on the terms and conditions described herein.

         NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. CREDIT FACILITY AMOUNT.

         Pursuant to this Agreement, DayStar has agreed to loan the Company a principal amount of up to $400,000 (the "Loan").

2. PROMISSORY NOTE.





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CREDIT FACILITY AGREEMENT
Legacy Brands, Inc.
DayStar, LLC
Page 2

         In consideration thereof, the Company will issue, cause to be executed and deliver to DayStar, concurrent with its execution hereof, a promissory note ("Note") equal to the amount advanced hereunder, not expected to exceed $400,000, plus the facility fee described in Section 4.1 below, upon the terms and conditions specified herein and therein, and in the form attached hereto as Exhibit A.

3. PAYMENTS.

         3.1 All interest and principal outstanding shall be due and payable on the Maturity Date as set forth in the Note.

         3.2 The Company may, from time to time, in its sole discretion, make one or more periodic payments to DayStar.

4. FEES; COSTS.

         4.1 FACILITY FEE. The Company will pay to DayStar a facility fee of two (2%) percent of the amounts advanced to the Company, which amount shall be added to the amounts payable under the Note, but which shall not accrue interest.

         4.2 LEGAL COSTS. All legal costs and expenses incurred by the Company in connection with this Agreement shall be borne by the Company.

5. COVENANTS OF THE COMPANY.

                  The Company agrees and covenants as follows:

         5.1 PAYMENT OF PRINCIPAL AND INTEREST.

                  The Company shall promptly pay when due the principal and interest evidenced by the Note, and late charges provided in the Note, if any, and all other sums secured by this Agreement and the Note.

         5.2 CORPORATE EXISTENCE.

                  The Company is a corporation duly organized and existing under the laws of the State of California and is duly qualified in every other state in which it must qualify to do business.




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CREDIT FACILITY AGREEMENT
Legacy Brands, Inc.
DayStar, LLC
Page 3

         5.3 CORPORATE AUTHORITY.

                  The execution, delivery, and performance of this Agreement, and the execution and payment of the Note is within the corporate powers of the Company, has been duly authorized, is not in contravention of law or the terms of the Company articles of incorporation and bylaws, or of any indenture, agreement, or undertaking to which the Company is a party or by which it is bound.

6. COVENANTS OF DAYSTAR.

         DayStar warrants and represents that none of its members or shareholders are affiliates of the Company or Capitol Bay Securities

7. DEFAULT PROVISIONS.

         The occurrence of one or more of the following events shall constitute an event of default of this entire Agreement:

         7.1 Failure to pay amounts due, on or before the Maturity Date as specified in the Note, which failure has not been cured pursuant to the provisions of Note.

         7.2 The institution by the Company of bankruptcy proceedings to be adjudicated a bankrupt or insolvent or the consent by it to the institution of bankruptcy or insolvency proceedings against it or the cessation of the primary business activity of the Company which has not been cured within ten business days.

8. NOTICES AND DELIVERY.

         Any notice, request, consent, waiver or other communication required or permitted under or in connection with this Agreement will be deemed satisfactorily given if it is in writing and is delivered either personally to the addressee thereof or by prepaid registered or certified U.S. mail (return receipt requested), or by a nationally recognized commercial courier service with next-day delivery charges prepaid, or by telegraph, or by facsimile (voice confirmed), or by any other reasonable means of personal delivery to the Party entitled thereto, with all such notices being given to the addressee at its respective address set forth below. If any Party fails to insert an address below, then such failure shall constitute a designation of its last known address as the address for all notices. Any Party to this Agreement may change its address or facsimile number for notice purposes by giving notice thereof to the other Parties hereto in accordance with this Section, provided that such change shall not be effective until two (2) calendar days after notice of such




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CREDIT FACILITY AGREEMENT
Legacy Brands, Inc.
DayStar, LLC
Page 4

change. All such notices and other communications will be deemed given and effective (a) if by mail, then upon actual receipt or five (5) calendar days after mailing as provided above (whichever is earlier), or (b) if by facsimile, then upon successful transmittal to such Party's designated number, or (c) if by telegraph, then upon actual receipt or two business days after delivery to the telegraph company (whichever is earlier), or (d) if by nationally recognized commercial courier service, then upon actual receipt or two business days after delivery to the courier service (whichever is earlier), or if otherwise delivered, then upon actual receipt.

         if to the Company

         Thomas E. Kees
         President and Chief Executive Officer
         Legacy Brands, Inc.
         2200-B Douglas Blvd., Suite 130
         Roseville, CA 95661

         if to DayStar:

         Larry Wells
         DayStar, LLC
         10600 N. De Anza Blvd.
         Cupertino, CA 95014


9.       ENTIRE AGREEMENT.

         This Agreement, the Note, all exhibits and attachments hereto and other related agreements, contain the entire understanding between and among the Parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

10.      AGREEMENT BINDING.

         This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the Parties hereto.

11.      AMENDMENT AND MODIFICATION.

         Subject to applicable law, this Agreement may be amended, modified, or supplemented only



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CREDIT FACILITY AGREEMENT
Legacy Brands, Inc.
DayStar, LLC
Page 5

by a written agreement signed by the Parties.

12.      ATTORNEY FEES.

         In the event arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, and in any appeal therefrom, it is agreed that the prevailing party shall be entitled to its reasonable attorneys fees and to be fixed by the arbitrator, trial court, or appellate court.

13.      ARBITRATION.

         Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and based on or arising in contract or in tort, shall, at the request of any party be determined by arbitration. The arbitration shall be conducted in Placer County, California, United States of America, or such other place as the parties may agree, in accordance with the United States Arbitration Act (Title 9, U.S.
Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. The arbitrator shall not have the authority to award punitive damages. Judgement upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. The arbitrator shall determine the prevailing party for the purposes of awarding payment of reasonable attorney's fees.

14.      LAW GOVERNING.

         This Agreement shall be governed by and construed in accordance with the laws of the State of California.

15.      SAVINGS CLAUSE.

         If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.





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CREDIT FACILITY AGREEMENT
Legacy Brands, Inc.
DayStar, LLC
Page 6

16. TITLES AND CAPTIONS.

         All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

17. FURTHER ACTION.

         The Parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement, including, but not limited to, executing such financing statements, as the DayStar may deem necessary and appropriate to protect its interests.

18. COUNTERPARTS.

         The terms of the Agreement are contractual and not merely recital. The Agreement may be signed in one or more counterparts, each of which shall be deemed an original. Furthermore, facsimile copies shall be deemed the same as originals. The Agreement shall be deemed fully executed and effective when all Parties have executed at least one of the counterparts, even though no single counterpart bears all such signatures.






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CREDIT FACILITY AGREEMENT
Legacy Brands, Inc.
DayStar, LLC
Page 7

         IN WITNESS WHEREOF, the Parties hereby execute this Agreement as of the date first written above.

LEGACY BRANDS, INC.

_______________________________________
Thomas E. Kees, Chief Executive Officer



DayStar,
a ___________ limited liability company


By: ___________________________________

Print Name: ___________________________

Title: ________________________________




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                                  EXHIBIT A

                                 PROMISSORY NOTE




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